Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

American Community Bancshares, Inc. and Subsidiary

We consent to the incorporation by reference in the Form S-8 Registration Statements No. 333-128833, 333-127746, 333-117778, 333-101208 and 333-58278 of American Community Bancshares, Inc. of our reports dated March 13, 2008 with respect to the consolidated financial statements of American Community Bancshares, Inc. and subsidiary and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of American Community Bancshares, Inc. for the year ended December 31, 2007.

Charlotte, North Carolina

March 13, 2008